McGladrey & Pullen
Certified Public Accountants




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated January 19, 2005, accompanying the consolidated financial statements of Parke Bank and Subsidiary as contained in the Registration Statement of Parke Bancorp, Inc. on Form S-4 to be filed with the Securities and Exchange Commission. We consent to the use of the aforementioned report in the Registration Statement of Parke Bancorp, Inc. and in the proxy statement of Parke Bank and to the use of our name as it appears under the caption "Experts."

                                        /s/McGladrey & Pullen, LLP

Blue Bell, Pennsylvania
April 6, 2005



McGladrey & Pullen, LLP is a member firm of RSM international - an affiliation of separate and independent legal entities.